MONMOUTH REAL ESTATE INVESTMENT CORPORATION

BELL WORKS

101 CRAWFORDS CORNER ROAD

SUITE 1405

HOLMDEL, NEW JERSEY 07733

A Public REIT Since 1968

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INTERNET:	OFFICE:	EMAIL:
www.mreic.reit	(732) 577-9996	mreic@mreic.com

FOR IMMEDIATE RELEASE	October 1, 2019

Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE DECLARES

COMMON AND PREFERRED DIVIDENDS

HOLMDEL, NJ, October 1, 2019…...On October 1, 2019, the Board of Directors of Monmouth Real Estate Investment Corporation (NYSE:MNR) declared its quarterly cash dividend on the Company’s Common Stock of $0.17 per share payable December 16, 2019, to shareholders of record at the close of business on November 15, 2019. The Company’s annual dividend rate on its Common Stock is $0.68 per share.

Also on October 1, 2019, the Board of Directors declared a dividend for the period September 1, 2019 through November 30, 2019, of $0.3828125 per share on the Company’s 6.125% Series C Cumulative Redeemable Preferred Stock payable December 16, 2019 to shareholders of record as of the close of business on November 15, 2019. Series C preferred share dividends are cumulative and payable quarterly at an annual rate of $1.53125.

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants.  Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 114 properties containing a total of approximately 22.3 million rentable square feet, geographically diversified across 30 states.  In addition, the Company owns a portfolio of REIT securities.

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